Exhibit 99.1

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information, contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports
2021 Fourth Quarter and Full Year Financial Results
•Fourth quarter sales of $116.1 million; full year sales of $444.9 million
•Fourth quarter bookings increased 53% over prior-year period to $177.3 million; full year bookings were up 35% to $577.2 million
•Achieved record backlog at year-end of $415.7 million
•Fourth quarter pre-tax loss of $0.2 million and net income of $1.6 million
•Initial 2022 revenue guidance is $550 million to $600 million
EAST AURORA, NY, March 2, 2022 – Astronics Corporation (Nasdaq: ATRO) (“Astronics” or the “Company”), a leading supplier of advanced technologies and products to the global aerospace, defense and other mission critical industries, today reported financial results for the three and twelve months ended December 31, 2021.
Peter J. Gundermann, President and Chief Executive Officer, commented, “We achieved sales of
$116 million in the fourth quarter, which was within our expected range despite continuing supply chain struggles and labor shortages. There were a number of puts and takes in the quarter that impacted results, but we believe that the most significant takeaway was the continued growth in demand from our markets. Bookings jumped to 153% of sales for the quarter, resulting in a year-end backlog of $416 million, an all-time high for Astronics.”
-MORE-

Astronics Corporation Reports 2021 Fourth Quarter and Full Year Financial Results
March 2, 2022

Fourth Quarter Results

	Three Months Ended			Year Ended
($ in thousands)	December 31, 2021	December 31, 2020	% Change	December 31, 2021	December 31, 2020	% Change

Sales	$116,052	$114,803	1.1%	$444,908	$502,587	(11.5)%
Loss from Operations	$(8,744)	$(5,469)	59.9%	$(28,674)	$(100,701)	(71.5)%
Operating Margin %	(7.5)%	(4.8)%		(6.4)%	(20.0)%
Net Gain on Sale of Businesses	$10,677	$—		$10,677	$—
Net Income (Loss)	$1,604	$(19,985)	(108.0)%	$(25,578)	$(115,781)	(77.9)%
Net Income (Loss) %	1.4%	(17.4)%		(5.7)%	(23.0)%

*Adjusted EBITDA	$(804)	$2,897	(127.8)%	$1,898	$28,762	(93.4)%
*Adjusted EBITDA Margin %	(0.7)%	2.5%		0.4%	5.7%
*Adjusted EBITDA is a Non-GAAP Performance Measure. Please see the attached table for a reconciliation of Adjusted EBITDA to GAAP net income.
Fourth Quarter 2021 Results (compared with the prior-year period, unless noted otherwise)
Consolidated sales were up $1.2 million, driven by Aerospace sales which increased by $7.0 million and more than offset the decline in Test System sales of $5.8 million. Total sales and volume continued to reflect the ongoing impacts of the COVID-19 pandemic on the global aerospace industry. Supply chain pressures impacted delivery schedules and costs, limiting the Company’s ability to respond to accelerated or quick-turn delivery requests from customers and delaying shipments that otherwise would have been made during the quarter. The Company estimates that it had backlog at the end of the year of $15 million to $17 million that would have shipped if its supply chain was functioning normally.
Impacts to margins and operating profit included the following:
•The Company was awarded a grant of up to $14.7 million as part of the Aviation Manufacturing Jobs Protection (“AMJP”) Program. The grant is being recognized ratably over the six-month period of performance. In the fourth quarter of 2021, $7.6 million was recognized as an offset to cost of products sold. Astronics had recognized $1.1 million of the grant in the third quarter, or $8.7 million for the year, and expects to recognize the remaining $6.0 million of the grant in the first quarter of 2022.

•On October 6, 2021, as part of a planned consolidation effort, the Company sold one of its Aerospace facilities for $9.1 million. Net cash proceeds were approximately $8.8 million. A gain on sale of approximately $5.0 million was recorded during the fourth quarter of 2021.

•The Company reinstituted contributions to its 401K plans in the fourth quarter of 2021, which added $4.3 million of expense in the quarter. The fourth quarter contribution approximates a typical annual contribution. Astronics expects that approximately $4.2 million will be funded with treasury stock in the first quarter of 2022.

•The fourth quarter of 2021 was negatively affected by $2.2 million higher warranty expenses.

•In late December, the Company reached an agreement with the buyer of its former semiconductor test business, which was sold in 2019, related to earnout payments. For its earnout payment related to performance in calendar 2020, the Company agreed to an
-MORE-

Astronics Corporation Reports 2021 Fourth Quarter and Full Year Financial Results
March 2, 2022

earnout amount of $10.7 million, which was recorded in the fourth quarter of 2021 and was paid to the Company in early January. On February 14, 2022, the Company was notified by the purchaser that they have calculated $11.2 million as being payable for the calendar 2021 earnout. The Company is in the process of reviewing the calculation and expects to record the additional gain on the sale, and receive the payment, in the first quarter of 2022.

•In January 2022, the Company was notified of an adverse ruling in its long-running intellectual property dispute with Lufthansa Technik, which has been in litigation since 2010 in the United States, France, Germany and the United Kingdom. Most recently, the U.K. Court has ruled that the subject Lufthansa Technik patent is valid and that the Company had infringed the expired patent. Based on the information currently available, the Company accrued $8.4 million relating to the U.K. matter in the fourth quarter, although the actual amount of damages will not be known until a damages trial is completed, which is expected to occur sometime in 2023.

Consolidated operating loss was $8.7 million, compared with $5.5 million in the prior-year period.
Consolidated net income was $1.6 million, or $0.05 per diluted share, compared with net loss of
$20.0 million, or $0.65 per diluted share, in the prior year.
Consolidated adjusted EBITDA was $(0.8) million, or (0.7)% of consolidated sales, compared with adjusted EBITDA of $2.9 million, or 2.5% of consolidated sales, in the prior-year period.
Bookings were $177.3 million, for a book-to-bill ratio of 1.53:1. Bookings were up 15.5% sequentially and up 52.9% from the prior year’s comparator quarter. Backlog at the end of the quarter was $415.7 million, which was a record for the Company. Approximately $340 million of backlog is expected to ship in 2022.
Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Aerospace Fourth Quarter 2021 Results (compared with the prior-year period, unless noted otherwise)
Aerospace segment sales increased $7.0 million, or 7.7%, to $98.8 million in the fourth quarter. Commercial aerospace sales, which were up 21.1%, or $10.2 million, drove the improvement. Sales to this market were $58.4 million, or 50.4% of consolidated sales in the quarter, compared with $48.2 million, or 42.0% of consolidated sales in the fourth quarter of 2020. Improving domestic travel, increased narrow body production rates including the 737 MAX and higher fleet utilization drove increased demand for Astronics’ products.
General Aviation sales were up $0.4 million, or 2.4%, to $15.5 million as higher demand in the business jet market offset lower VVIP activity. The Company expects the strong demand being realized in the business jet industry to translate into higher demand for its products as production levels begin to increase in 2022.
Military Aircraft sales decreased $2.2 million, or 12.2%, to $15.5 million. The prior-year period benefited from incremental non-recurring engineering revenue associated with development of new programs.
Other revenue decreased $1.4 million to $9.4 million driven by lower contract manufacturing programs.
Aerospace segment operating loss for the fourth quarter of 2021 was $2.3 million compared with operating loss of $3.3 million in the same period of 2020. The fourth quarter benefited from $7.6 million related to the AMJP grant and a $5.0 million gain related to the sale of a facility. The fourth quarter was negatively impacted by accruals related to the Lufthansa dispute mentioned above, 401K contributions of $3.5 million that were reinstated in the fourth quarter and increased warranty charges of $1.9 million.
Aerospace segment bookings in the fourth quarter of 2021 improved sequentially to $147.7 million, for a book-to-bill ratio of 1.49:1, and were up almost 100% from the prior year’s comparator quarter. Backlog
-MORE-

Astronics Corporation Reports 2021 Fourth Quarter and Full Year Financial Results
March 2, 2022

was $334.7 million at the end of the fourth quarter of 2021 compared with backlog of $191.1 million at the end of the fourth quarter of 2020.
Mr. Gundermann commented, “Recovery is evident in our commercial aerospace business. The pandemic’s infection rates are dropping and so are travel restrictions around the world, leading to increased demand for airline travel. In the second half of 2021, our Aerospace book-to-bill ratio was 1.49, suggesting a strong acceleration of business in the coming months. This increased demand will drive improved results for Astronics in 2022 and beyond.”
Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Test Systems Fourth Quarter Results
Test Systems segment sales in the fourth quarter were $17.2 million, down $5.8 million compared with the prior-year period driven by lower defense and transit revenue caused by COVID-related delays.
Test Systems segment operating loss was $1.8 million, or 10.5% of sales, down from operating income of $1.3 million, or 5.6% of sales, in last year's fourth quarter. Operating loss in the fourth quarter of 2021 included $0.7 million of expense associated with the reinstated 401K contributions.
As discussed above, the Company recorded a gain of $10.7 million in the fourth quarter of 2021 associated with the 2020 earnout for the semiconductor test business. The Company expects to record a gain for the 2021 earnout of approximately $11.2 million in the first quarter of 2022. The Company is eligible for a final earnout based on 2022 sales, which will be due in early 2023.
Bookings for the Test Systems segment in the quarter were $29.7 million, for a book-to-bill ratio of 1.72:1 for the quarter. Backlog was $81.0 million at the end of 2021 compared with backlog of $92.3 million at the end of 2020.
Liquidity and Financing
Cash used by operations totaled $5.5 million in 2021. Cash on hand was $29.8 million and net debt was $133.2 million at the end of the quarter. During the fourth quarter, the Company received net cash proceeds of $8.8 million related to a facility sale and $2.0 million in tax refunds. The Company expects to receive an additional $36 million in early 2022, which includes approximately $22 million in earnout from the sale of its semiconductor business (of which $10.7 million has already been received), $9 million in tax refunds and an additional $5 million related to the AMJP. In addition, the Company expects to receive the final $2 million installment from the AMJP later in 2022.
On March 1, 2022, the Company entered into an amended and extended revolving credit facility with its bank group. The purpose of the amendment was to extend the scheduled expiration of the agreement from February 16, 2023 to May 30, 2023. The Company was in compliance with its financial covenants as of December 31, 2021. Because the original expiration date of the debt facility was within 12 months of the filing date of the Company’s audited financial statements on Form 10-K, if not extended, the timing would likely have resulted in a “going concern” audit opinion. The extension also provides for more time to demonstrate economic recovery from the severe downturn in the Aerospace industry before executing a new longer-term financing agreement.

Select key modifications to the amended agreement include:

–A $225,000 amendment fee;
–Reduction of the revolver from $375 million to $225 million;
–A revised definition of adjusted EBITDA which excludes income from earnout payments and asset sales;
-MORE-

Astronics Corporation Reports 2021 Fourth Quarter and Full Year Financial Results
March 2, 2022

–An increase in the maximum leverage ratio to 4.75 times adjusted EBITDA through the second quarter of 2022, reverting to 3.75 times adjusted EBITDA thereafter;
–A revised pricing grid based on SOFR. The top drawn leverage, above 4.00 times adjusted EBITDA, is priced at SOFR (with a floor of 100 basis points) +325 basis points;
–A top undrawn fee priced at SOFR (with a floor of 100 basis points) + 40 basis points;
–A first general lien on all real estate.

Based on Astronics’ financial projections, the Company expects to be compliant with its financial covenants for the duration of the agreement.

Astronics intends to replace the amended agreement with a new long-term financing facility in the coming months.
2022 Outlook
Mr. Gundermann commented, “We entered 2022 with an all-time record backlog of $416 million, with $340 million scheduled to ship during the year. We are well positioned to deliver growth, as we believe it will be a year of significant recovery. We are establishing initial revenue guidance in the range of $550 million to $600 million for the year, which includes what we consider reasonable allowances for continued supply chain and labor disruptions. We expect the first quarter to show a modest volume increase over the fourth quarter, with a stronger ramp in the latter half of the year. Our current view is that approximately 40% of the year’s revenue will come in the first half, and about 60% will be in the second half. Supply chain problems and the tight labor market are risk items, but we expect to build momentum as we move through 2022 with continued recovery into 2023.”
Capital expenditures for 2022 are expected to be approximately $15 million to $20 million.
Fourth Quarter 2021 Webcast and Conference Call
The Company will host a teleconference today at 11:00 a.m. ET. During the teleconference, management will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling 201.493.6784. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial 412.317.6671 and enter replay pin number 13726346. The telephonic replay will be available from 2:00 p.m. on the day of the call through Wednesday, March 9, 2022. A transcript of the call will also be posted to the Company’s Web site once available.
About Astronics Corporation
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission critical industries with proven, innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For over 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, military branches, completion centers, and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics. The Company’s strategy is to increase its value by developing technologies and capabilities that provide innovative solutions to its targeted markets.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions and include all statements with regard to the
-MORE-

Astronics Corporation Reports 2021 Fourth Quarter and Full Year Financial Results
March 2, 2022

impact of COVID-19 on the Company and its future, reaching any revenue or Adjusted EBITDA margin expectations, being in compliance with credit agreement covenants, the recovery of the commercial aerospace and test systems markets, the opportunities to leverage capabilities in other markets and the expectations of demand by customers and markets. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the impact of the global outbreak of COVID-19 and governmental and other actions taken in response, trend in growth with passenger power and connectivity on airplanes, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and relationships, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW
-MORE-

Astronics Corporation Reports 2021 Fourth Quarter and Full Year Financial Results
March 2, 2022

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended		Year Ended
	12/31/2021	12/31/2020	12/31/2021	12/31/2020
Sales	$116,052	$114,803	$444,908	$502,587
Cost of products sold[1]	97,588	95,685	379,545	405,744
Gross profit	18,464	19,118	65,363	96,843
Gross margin	15.9%	16.7%	14.7%	19.3%

Selling, general and administrative	32,222	24,587	99,051	110,528
SG&A % of sales	27.8%	21.4%	22.3%	22.0%
Net gain on sale of facility	5,014	—	5,014	—
Impairment loss[2]	—	—	—	87,016
Loss from operations	(8,744)	(5,469)	(28,674)	(100,701)
Operating margin	(7.5)%	(4.8)%	(6.4)%	(20.0)%

Net gain on sale of business[3]	10,677	—	10,677	—
Other expense, net of other income[4]	532	422	2,159	4,968
Interest expense, net	1,552	1,650	6,804	6,741
Loss before tax	(151)	(7,541)	(26,960)	(112,410)
Income tax (benefit) expense	(1,755)	12,444	(1,382)	3,371
Net Income (Loss)	$1,604	$(19,985)	$(25,578)	$(115,781)
Net Income (Loss) % of sales	1.4%	(17.4)%	(5.7)%	(23.0)%

Basic (loss) earnings per share:	$0.05	$(0.65)	$(0.82)	$(3.76)
Diluted (loss) earnings per share:	$0.05	$(0.65)	$(0.82)	$(3.76)

Weighted average diluted shares outstanding (in thousands)	31,915	30,837	31,061	30,795

Capital expenditures	$1,395	$1,884	$6,034	$7,459
Depreciation and amortization	$7,055	$7,759	$29,005	$31,854
______________________________________________________________________________________________________
1In September 2021, the Company was awarded a grant of $14.7 million as part of the Aviation Manufacturing Jobs Protection Program. In the quarter and year ended December 31, 2021, $7.6 million and $8.7 million, respectively, was recognized as an offset to the cost of products sold.
2Impairment loss primarily represents the goodwill impairment charges incurred in the Aerospace segment. In 2020, full impairment charges were recorded for goodwill associated with the ACSC, PGA and CCC reporting units, and a partial goodwill impairment charge was recognized for the PECO reporting unit.
3Net gain on sale of business for the quarter and year ended December 31, 2021 is comprised of the additional gain on the sale of the Company’s former semiconductor test business resulting from the contingent earnout for the 2020 calendar year.
4Other expense, net of other income, is primarily comprised of an equity investment impairment of $3.6 million in the year ended December 31, 2020.

-MORE-

Astronics Corporation Reports 2021 Fourth Quarter and Full Year Financial Results
March 2, 2022

ASTRONICS CORPORATION
SEGMENT DATA
(Unaudited, $ in thousands)

	Three Months Ended		Year Ended
	12/31/2021	12/31/2020	12/31/2021	12/31/2020
Sales
Aerospace	$98,836	$91,797	$365,261	$418,079
Less Inter-segment	—	—	(23)	(91)
Total Aerospace	98,836	91,797	365,238	417,988

Test Systems	17,216	23,198	80,027	85,589
Less Inter-segment	—	(192)	(357)	(990)
Total Test Systems	17,216	23,006	79,670	84,599

Total consolidated sales	116,052	114,803	444,908	502,587

Segment operating loss and margins
Aerospace	(2,262)	(3,266)	(8,614)	(89,833)
	(2.3)%	(3.6)%	(2.4)%	(21.5)%
Test Systems	(1,807)	1,279	(3,765)	5,549
	(10.5)%	5.6%	(4.7)%	6.6%
Total segment operating loss	(4,069)	(1,987)	(12,379)	(84,284)

Net gain on sale of business	10,677	—	10,677	—
Interest expense	1,552	1,650	6,804	6,741
Corporate expenses and other	5,207	3,904	18,454	21,385
Loss before taxes	$(151)	$(7,541)	$(26,960)	$(112,410)

-MORE-

Astronics Corporation Reports 2021 Fourth Quarter and Full Year Financial Results
March 2, 2022

Reconciliation to Non-GAAP Performance Measures
In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, non-cash equity-based compensation expense, goodwill, intangible and long-lived asset impairment charges, equity investment income or loss, legal reserves, settlements and recoveries, restructuring charges, gains or losses associated with the sale of businesses and grant benefits recorded related to the AMJP program), which is a non-GAAP measure. The Company’s management believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare the performance of its core operations from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation and amortization), taxes, equity-based compensation expense, other non-cash compensation or benefit expenses, goodwill, intangible and long-lived asset impairment charges, equity investment income or loss, legal reserves, settlements and recoveries, restructuring charges, fair value adjustments to the valuation of contingent consideration liabilities, gains or losses associated with the sale of businesses and grant benefits recorded related to the AMJP program, which is not commensurate with the core activities of the reporting period in which it is included. As such, the Company uses Adjusted EBITDA as a measure of performance when evaluating its business and as a basis for planning and forecasting. Adjusted EBITDA is not a measure of financial performance under GAAP and is not calculated through the application of GAAP. As such, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure. Adjusted EBITDA, as presented, may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

ASTRONICS CORPORATION
RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA
(Unaudited, $ in thousands)

	Consolidated
	Three Months Ended		Year Ended
	12/31/2021	12/31/2020	12/31/2021	12/31/2020
Net income (loss)	$1,604	$(19,985)	$(25,578)	$(115,781)
Add back (deduct):
Interest expense	1,552	1,650	6,804	6,741
Income tax (benefit) expense	(1,755)	12,444	(1,382)	3,371
Depreciation and amortization expense	7,055	7,759	29,005	31,854
Equity-based compensation expense	1,313	1,260	6,460	5,184
Goodwill and other asset impairments	—	—	—	87,016
Contingent consideration liability fair value adjustment	—	—	(2,200)	—
Restructuring-related charges including severance	85	(231)	577	5,327
Legal reserve, settlements and recoveries	8,374	—	8,374	1,450
Equity investment loss	—	—	—	3,600
Non-cash 401K contribution accrual	4,199	—	4,199	—
AMJP grant benefit	(7,540)	—	(8,670)	—
Net gain on sale of facility	(5,014)	—	(5,014)	—
Net gain on sale of business	(10,677)	—	(10,677)	—
Adjusted EBITDA	$(804)	$2,897	$1,898	$28,762

Sales	$116,052	$114,803	$444,908	$502,587
Adjusted EBITDA margin	(0.7)%	2.5%	0.4%	5.7%

-MORE-

Astronics Corporation Reports 2021 Fourth Quarter and Full Year Financial Results
March 2, 2022

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
($ in thousands)
	(unaudited)
	12/31/2021	12/31/2020
ASSETS
Cash and cash equivalents	$29,757	$40,412
Accounts receivable and uncompleted contracts	107,439	93,056
Inventories	157,576	157,059
Other current assets	45,089	26,420
Property, plant and equipment, net	95,236	106,678
Other long-term assets	21,439	27,952
Intangible assets, net	94,320	109,886
Goodwill	58,282	58,282
Total assets	$609,138	$619,745

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses	$91,257	$69,165
Customer advances and deferred revenue	27,356	24,571
Long-term debt	163,000	173,000
Other liabilities	70,921	82,638
Shareholders' equity	256,604	270,371
Total liabilities and shareholders' equity	$609,138	$619,745
-MORE-

Astronics Corporation Reports 2021 Fourth Quarter and Full Year Financial Results
March 2, 2022

ASTRONICS CORPORATION
CONSOLIDATED CASH FLOWS DATA
(Unaudited, $ in thousands)	Year Ended
Cash flows from operating activities:	December 31, 2021	December 31, 2020
Net loss	$(25,578)	$(115,781)
Adjustments to reconcile net loss to cash flows from operating activities:
Non-cash items:
Depreciation and amortization	29,005	31,854
Provisions for non-cash losses on inventory and receivables	3,942	6,079
Equity-based compensation expense	6,460	5,184
Deferred tax (benefit) expense	(441)	15,553
Impairment loss	—	87,016
Net gain on sale of business	(10,677)	—
Net gain on sales of assets	(5,083)	—
Contingent consideration liability fair value adjustment	(2,200)	—
Operating lease non-cash expense	5,198	4,500
Non-cash 401K contribution accrual	4,199	—
Non-cash litigation provision	8,374	—
Restructuring activities	267	1,173
Equity investment other than temporary impairment	—	3,493
Deferral of federal payroll tax	—	5,877
Other	3,912	2,157
Cash flows from changes in operating assets and liabilities:
Accounts receivable	(14,832)	53,928
Inventories	(5,150)	(13,614)
Prepaid expenses and other current assets	20	(45)
Accounts payable	8,610	(9,930)
Accrued expenses	(5,037)	(17,667)
Income taxes payable/receivable	156	(10,440)
Operating lease liabilities	(6,036)	(4,556)
Customer advanced payments and deferred revenue	(235)	(7,043)
Supplemental retirement plan and other liabilities	(404)	(403)
Cash flows from operating activities	(5,530)	37,335
Cash flows from investing activities:
Proceeds from sales of businesses and assets	9,213	—
Capital expenditures	(6,034)	(7,459)
Other investing activities	—	1,662
Cash flows from investing activities	3,179	(5,797)
Cash flows from financing activities:
Proceeds from long-term debt	20,000	155,000
Principal payments on long-term debt	(30,000)	(170,228)
Purchase of outstanding shares for treasury	—	(7,732)
Financing fees	—	(360)
Stock award and employee stock purchase plan activity	3,396	666
Finance lease principal payments	(901)	(1,922)
Cash flows from financing activities	(7,505)	(24,576)
Effect of exchange rates on cash	(799)	1,544
(Decrease) Increase in cash and cash equivalents	(10,655)	8,506
Cash and cash equivalents at beginning of year	40,412	31,906
Cash and cash equivalents at end of year	$29,757	$40,412
-MORE-

Astronics Corporation Reports 2021 Fourth Quarter and Full Year Financial Results
March 2, 2022

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			Year Ended			2021 YTD
	12/31/2021	12/31/2020	% change	12/31/2021	12/31/2020	% change	% of Sales
Aerospace Segment
Commercial Transport	$58,441	$48,246	21.1%	$201,990	$262,636	(23.1)%	45.4%
Military	15,464	17,615	(12.2)%	70,312	67,944	3.5%	15.8%
Business Jet	15,542	15,178	2.4%	56,673	60,437	(6.2)%	12.7%
Other	9,389	10,758	(12.7)%	36,263	26,971	34.5%	8.2%
Aerospace Total	98,836	91,797	7.7%	365,238	417,988	(12.6)%	82.1%

Test Systems Segment excluding Semiconductor	17,216	22,930	(24.9)%	79,670	81,116	(1.8)%	17.9%
Total Sales excluding Semiconductor	116,052	114,727	1.2%	444,908	499,104	(10.9)%	100.0%
Test-Semiconductor	—	76	(100.0)%	—	3,483	(100.0)%	—%

Total Sales	$116,052	$114,803	1.1%	$444,908	$502,587	(11.5)%

ASTRONICS CORPORATION
SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

	Three Months Ended			Year Ended			2021 YTD
	12/31/2021	12/31/2020	% change	12/31/2021	12/31/2020	% change	% of Sales
Aerospace Segment
Electrical Power & Motion	$39,003	$30,745	26.9%	$141,746	$179,245	(20.9)%	31.9%
Lighting & Safety	26,820	27,955	(4.1)%	103,749	118,928	(12.8)%	23.3%
Avionics	17,546	18,732	(6.3)%	64,901	76,113	(14.7)%	14.6%
Systems Certification	5,113	1,303	292.4%	13,050	6,899	89.2%	2.9%
Structures	965	2,304	(58.1)%	5,529	9,832	(43.8)%	1.2%
Other	9,389	10,758	(12.7)%	36,263	26,971	34.5%	8.2%
Aerospace Total	98,836	91,797	7.7%	365,238	417,988	(12.6)%	82.1%

Test Systems Segment excluding Semiconductor	17,216	22,930	(24.9)%	79,670	81,116	(1.8)%	17.9%
Total Sales excluding Semiconductor	116,052	114,727	1.2%	444,908	499,104	(10.9)%	100.0%
Test-Semiconductor	—	76	(100.0)%	—	3,483	(100.0)%	—%

Total Sales	$116,052	$114,803	1.1%	$444,908	$502,587	(11.5)%

-MORE-

Astronics Corporation Reports 2021 Fourth Quarter and Full Year Financial Results
March 2, 2022

ASTRONICS CORPORATION
ORDER AND BACKLOG TREND
(Unaudited, $ in thousands)
	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Trailing Twelve Months
	4/3/2021	7/3/2021	10/2/2021	12/31/2021	12/31/2021
Sales
Aerospace	$81,416	$89,220	$95,766	$98,836	$365,238
Test Systems	24,441	21,938	16,075	17,216	79,670
Total Sales	$105,857	$111,158	$111,841	$116,052	$444,908

Bookings
Aerospace	$100,488	$118,155	$142,484	$147,689	$508,816
Test Systems	19,497	8,166	11,052	29,651	68,366
Total Bookings	$119,985	$126,321	$153,536	$177,340	$577,182

Backlog
Aerospace	$210,153	$239,088	$285,806	$334,659
Test Systems	87,393	73,621	68,598	81,033
Total Backlog	$297,546	$312,709	$354,404	$415,692

Book:Bill Ratio
Aerospace	1.23	1.32	1.49	1.49	1.39
Test Systems	0.80	0.37	0.69	1.72	0.86
Total Book:Bill	1.13	1.14	1.37	1.53	1.30

-###-